Exhibit 99.1

NEWS RELEASE

Catalyst Biosciences Announces Appointments of Chief Medical Officer and Vice President of

Business Development

— Dr. Howard Levy Appointed Chief Medical Officer; Deep Experience in Hematology Drug

Development and Medicine —

— Jeffrey Landau, Accomplished Corporate Development and Strategy Professional, to

Spearhead Catalyst’s Business Development Initiatives —

South San Francisco, Calif. – Apr. 18, 2016 –Catalyst Biosciences, Inc. (NASDAQ: CBIO), a clinical-stage biopharmaceutical company focused on creating and developing novel medicines to address serious medical conditions, today announced the expansion of its executive team to include Howard Levy, M.B.B.Ch., Ph.D., M.M.M., as Chief Medical Officer, and Jeffrey Landau, B.S., M.B.A., as Vice President of Business Development.

“Dr. Levy’s established track record of building effective clinical and medical organizations and in directing successful drug development make him an ideal candidate to advance our protease-based therapeutics in hemostasis and anti-complement indications into later-stage clinical development,” said Nassim Usman, Ph.D., President and Chief Executive Officer of Catalyst. “Mr. Landau has proven experience in business development, new product planning and marketing in the biotechnology sector and he will be an integral part of our efforts to optimize the value of our hemophilia and anti-complement programs.”

Dr. Usman added, “Both Howard and Jeff add considerable strength and very relevant experience to our management team; I look forward to advancing Catalyst’s goal of creating and commercializing novel medicines to address serious medical conditions.”

Dr. Levy has over 25 years of experience in the pharmaceutical industry. Since 2010, as a CMO or Consultant, he has advised various public and private biotechnology companies on clinical and drug development strategy and execution. In addition, Dr. Levy was the Senior Global Medical Program Director at CSL Bering in 2013, and he was the Senior Vice President and Chief Medical Officer at Inspiration Biopharmaceuticals, a company solely focused on innovation in hemophilia, in 2012. From 2008 to 2011, he served as Chief Medical Officer at Sangart, Inc., which was developing pegylated hemoglobin as an oxygen therapeutic agent and a treatment for sickle cell crisis. Prior to Sangart, from 2006 to 2008, Dr. Levy was Associate Vice President, Clinical Research, Medical and Regulatory Affairs, at Novo Nordisk and was responsible for a number of clinical research programs, including recombinant factor VIIa. Earlier in his career, Dr. Levy was Clinical Research Physician and Medical Director, Acute Care in the U.S. Medical Division of Eli Lilly and Company supporting post-marketing clinical trials and medical affairs for recombinant Activated Protein C (Xigris) in severe sepsis and antiplatelet agents ReoPro and prasugrel. He was also Chief of Critical Care Medicine at the University of New Mexico in Albuquerque for 11 years. Dr. Levy holds M.B.B.Ch and Ph.D. degrees from University of the Witwatersrand in Johannesburg, South Africa and a M.M.M. from Carnegie Mellon University’s H. John Heinz III College.

NEWS RELEASE

Mr. Landau previously served as Director of Corporate Development and Global Strategic Marketing at Threshold Pharmaceuticals since 2012 where he co-led various in-licensing and co-promotion deals. Prior to Threshold, Mr. Landau held increasingly senior global product strategy and new product planning positions at Onyx Pharmaceuticals, where he contributed significantly to global commercial strategy and development related to sorafenib, carfilzomib and regorafenib, all successful oncology products. Earlier in his career, he held various sales positions at Jazz Pharmaceuticals, Orphan Medical and Eli Lilly. Mr. Landau holds a B.S., Biotechnology/Biochemistry In Honors from the Virginia Polytechnic Institute and State University, and an M.B.A. from Stanford University Graduate School of Business.

About Catalyst

Catalyst is a clinical-stage biopharmaceutical company focused on creating and developing novel medicines to address serious medical conditions. To date, Catalyst has focused its product development efforts in the fields of hemostasis, including the treatment of hemophilia and surgical bleeding, and inflammation, including prevention of delayed graft function in renal transplants and the treatment of dry age-related macular degeneration, a condition that can cause visual impairment or blindness. Catalyst’s most advanced program is an improved next-generation coagulation Factor VIIa variant, CB 813d, which has successfully completed a Phase 1 clinical trial in severe hemophilia A and B patients. In addition to Catalyst’s lead Factor VIIa program, Catalyst has two other next-generation coagulation factors, a Factor IX variant, CB 2679d/ISU 304, that is in advanced preclinical development, and a Factor Xa variant, that is in the advanced lead stage of development. For more information, please visit www.catalystbiociences.com.

NEWS RELEASE

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statement of historical facts, included in this press release regarding our strategy, future operations, and plans are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the respective roles of Dr. Levy and Mr. Landau with Catalyst and the benefits of their hires. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Catalyst makes, including, but not limited to, the risk that trials and studies may be delayed and may not have satisfactory outcomes, potential adverse effects arising from the testing or use of Catalyst’s products, the risk that costs required to develop or manufacture Catalyst’s products will be higher than anticipated, competition and other factors that affect our ability to establish collaborations on commercially reasonable terms and other risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the SEC. Catalyst does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Fletcher Payne, CFO	Denise Powell
Catalyst Biosciences, Inc.	Red House Consulting, LLC
650.871.0761	510.703.9491
investors@catbio.com	denise@redhousecomms.com

Source: Catalyst Biosciences, Inc.